LOAN AMENDMENT AND EXTENSION AGREEMENT

This Loan Amendment and Extension Agreement (this “Amendment”) is entered in effect between Helpful Alliance Company, a Florida corporation (the “Borrower”), and Zimas LLC, a Florida limited liability company (the “Lender”).

WHEREAS, the Borrower and the Lender have entered into that certain Loan and Security Agreement, dated as of March 31, 2013 (the “First Loan”);

WHEREAS, on April 29, 2016 the parties have executed the Loan Amendment and Extension Agreement in regard to the First Loan (“First Extension”);

WHEREAS, the parties hereto desire to amend the First Loan for the second time on the terms and subject to the conditions set forth herein (“Second Extension”); and

WHEREAS, pursuant to Section 12 “Assignability and Modification” of the First Loan, modifications to the Loan Agreement must be contained in a written agreement signed by the Borrower and Lender;

WHEREAS, the Borrower is currently in default of the First Loan for the underpayment of $600,000 of the principal amount and the Lender desires to grant to the Borrower the additional extension of the maturity date under the First Loan;

WHEREAS, on the Borrower and the Lender have entered into certain Loan and Security Agreement, dated as of June 1, 2014 for the principal amount of $400,000 (the “Second Loan”);

WHEREAS, the parties now desire to combine the First Loan with the Second Loan on the terms and subject to the conditions set forth herein (the “Aggregate Loan”);

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby combine the First Loan and the Second Loan and agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Second Loan agreement.

2. Amendments to the Loan Agreement.

(a) Combined Loan. The parties agree that the unpaid principal amount of the First Loan of Six Hundred Thousand ($600,000) U.S. Dollars (“Unpaid Principal Amount”) shall be combined with the outstanding principal amount of the Second Loan of Four Hundred Thousand ($400,000) U.S. Dollars (the “Combined Loan”) and that total aggregate amount of both loans currently due for repayment by the Borrower shall be One Million ($1,000,000) U.S. Dollars (“Combined Principal Amount”). The Combined Principal Amount shall be, absent manifest error, constituting in aggregate the prima facie evidence of the total principal amount issued to the Borrower, provided, however, the failure to record any such amount or any error in recording such amount shall not limit or otherwise affect the obligations of the Borrower to repay such amount to the Lender. The Borrower may repay the Combined Principal Amount in any incremental amounts from time to time at the Borrower’s discretion on or before the New Maturity Date, provided however that the aggregate sum of such incremental amounts shall be equal to the Combined Principal Amount. The Borrower hereby specifically acknowledges its responsibility to repay the entire Unpaid Principal Amount in cash.

(b) New Maturity Date.

The Lender hereby extends the Maturity Date under the First Loan to the Maturity Date of the Second Loan, which is June 30, 2017 (“New Maturity Date”).

(c) Unpaid Interest. The parties agree to the following amendment:

The parties agree that as of the Effective Date of this Agreement, the amount of accrued and unpaid interest under the Combined Loan is One Hundred Two Thousand Seven Hundred Twenty-Five ($102,725.13) U.S. Dollars and 13 cents (“Unpaid Interest Amount”) shall be considered due and payable as of December 31, 2016. The Borrower shall pay the Unpaid Interest Amount to the Lender on or before March 15, 2017 (“Interest Due Date”) The Unpaid Interest Amount shall be, absent manifest error, constituting in aggregate the prima facie evidence of the interest only amount accrued and unpaid under the Loan as of December 31, 2016, provided, however, the failure to record any such amount or any error in recording such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement to pay such amount to the Lender. The Borrower may repay the Unpaid Interest Amount in any incremental amounts from time to time at the Borrower’s discretion on or before the Interest Due Date. The Borrower hereby specifically acknowledges its responsibility to pay the entire Unpaid Interest Amount in cash.

(d) Continuing Interest.

From the Effective Date of this Agreement, the Borrower shall pay to the Lender the interest on the Combined Principal Amount until such Combined Principal Amount has been paid in full (the “Continuing Interest”). The Continuing Interest shall accrue daily for the actual number of days lapsing from the Effective Date at the non-compounding annual rate equal to 10.0% computed based on a three hundred sixty-five (365) day year (“Interest Rate”). The Continuing Interest shall be due and payable on quarterly basis. The Borrower shall remit the Continuing Interest payments within 30 calendar days lapsing from the last day of each quarter, with such quarters ending on March 31, 2017 and June 30, 2017. This is an interest-only loan and no fractional amounts of the Combined Principal Amount shall be included into the Continuing Interest payments.

(e) Collateral.

The Borrower hereby grants for the benefit of the Lender, as of the Effective Date of this Agreement, to secure the repayment of the Combined Principal Amount in full, a continuing security interest in the collateral, wherever located, in form of Twenty units of Class-A Preferred LLC Membership Interests of Seasons Creek Development LLC, a Virginial Limited Liability Company (the “Units”), fully owned by the Borrower as of the Effective Date of this Agreement (the “Collateral”). The Borrower warrants and represents that the security interest granted herein to the Lender shall be first-priority security interest in the Collateral. The Borrower hereby authorizes the Lender to file such UCC financing statements, without any notice to Borrower, with all appropriate jurisdictions, to perfect or protect the Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral by the Borrower shall be deemed to violate the rights of the Lender.

3. Corporate Guarantee. In consideration for the Lender executing this Amendment, the Borrower hereby issues to the Lender its corporate guarantee and unconditionally promises to pay to the Lender the entire Unpaid Principal Amount and the Unpaid Interest and the Continuing Interest as and when due in accordance with this Agreement (“Corporate Guarantee”). The Borrower shall issue the Second Amended Promissory Note to the Lender on or before January 30, 2017. (the “Second Promissory Note”). The Borrower hereby specifically acknowledges its responsibility to pay the entire Continuing Interest amount in cash.

4. Events of Default. Any one of the following shall constitute an Event of Default:

(A) Payment Default. If the Borrower fails to pay the Continuing Interest within thirty (30) calendar days after due date, such event shall be considered as event of default (“Default”) and any outstanding principal amount during the continuance of such Default shall bear interest at non-compounding annual rate equal to 12.0% (the “Default Rate”) until the Default is cured by the Borrower.

(B) Failure to Repay at Maturity. If the Borrower fails to repay the Combined Principal Amount of the Loan on or before the New Maturity Date, such event shall be considered the event of Default and any outstanding principal amount during the continuance of such Default shall bear interest at the Default Rate until the Default is cured by the Borrower. The Borrower shall be granted the grace period of ninety (90) days to cure the Default. In the case the Borrower fails to cure the Default within such grace period, the Lender shall have the right, but not obligation, to convert the unpaid Combined Principal Amount then outstanding into the Collateral at the rate of 1 Unit for each Fifty Thousand ($50,000) U.S. Dollars of the Combined Principal Amount unpaid under this Agreement (“Mandatory Conversion”). Immediately following the Mandatory Conversion, the Combined Principal Amount so converted shall be deemed paid and no longer due, title for the Collateral shall be transferred to the Lender, the ownership of the Units so converted shall be recorded in the name of the Lender, and the Combined Principal Amount so converted shall be considered satisfied automatically without any notice from the Lender. In the case of the Mandatory Conversion, the Borrower shall transfer all rights for receipt of the Class-A Preferred Yield and the Class-A Preferred Profit Share resulting from the ownership of the Units to the Lender within 30 calendar days lapsing from the Mandatory Conversion date, upon completion of which all accrued and unpaid interest shall be considered satisfied and paid in full.

(C) No Obligation by Lender. There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender under this Agreement, including but not limited to an exercise of the Lender’s right for the Mandatory Conversion. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

5. Limited Effect. Except as expressly provided in this Agreement, all terms and provisions of the Loan Agreement and other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed by the parties. The amendments contained in this Agreement shall not be construed as a waiver or amendment of any provision of the Loan Agreement or the Loan Documents except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or written consent of the Lender.

6. Conditions Precedent. This Amendment shall become effective upon the date stated in the signature part of this Agreement below (the “Effective Date”).

7. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the Borrower and the Lender, and each of their respective successors and assigns.

8. Binding Effect. The execution and delivery of this Agreement by the Lender and Borrower shall be binding upon each party hereto and their respective successors and assigns. This Agreement is final and irrevocable.

9. Ample Opportunity. The Lender acknowledges that it had an ample opportunity to review this Agreement, to obtain independent legal counsel to review this Agreement, and an election by the Lender not to obtain such legal counsel shall release the Borrower from any prerequisite to require such counsel.

10. Governing Law. This Amendment shall be governed by, and construed under the laws of the State of Florida with further choice of courts located in Broward County, Florida.

11. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of January 27, 2017 (the “Effective Date”).

THE LENDER:		THE BORROWER:

ZIMAS, LLC		HELPFUL ALLIANCE COMPANY

By	/s/ Zena Katz	By	/s/ Maxim Temnikov
	Zena Katz, Sole Member & Manager		Maxim Temnikov, President & CEO

		By	/s/ Sergey Gurin
Sergey Gurin, Vice President & CFO